SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

(Amendment No. 1)*

Viggle Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

92672V 20 4

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 92672V 20 4	13G	Page 2 of 12 Pages

1	NAMES OF REPORTING PERSONS DAG Ventures III-QP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 0 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 0 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by DAG Ventures III-QP, L.P. (“DAG III-QP”), DAG Ventures GP Fund III, LLC (“DAG GP III”), DAG Ventures III, L.P. (“DAG III”), DAG Ventures III-A, LLC (“DAG III-A”), DAG Ventures Management III, LLC (“DAG III LLC”), Messrs. R. Thomas Goodrich and John J. Cadeddu (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 92672V 20 4	13G	Page 3 of 12 Pages

1	NAMES OF REPORTING PERSONS DAG Ventures GP Fund III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 0 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 0 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 92672V 20 4	13G	Page 4 of 12 Pages

1	NAMES OF REPORTING PERSONS DAG Ventures III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 0 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 0 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 92672V 20 4	13G	Page 5 of 12 Pages

1	NAMES OF REPORTING PERSONS DAG Ventures III-A, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 0 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 0 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 92672V 20 4	13G	Page 6 of 12 Pages

1	NAMES OF REPORTING PERSONS DAG Ventures Management III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 0 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 0 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 92672V 20 4	13G	Page 7 of 12 Pages

1	NAMES OF REPORTING PERSONS R. Thomas Goodrich
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 0 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 0 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 92672V 20 4	13G	Page 8 of 12 Pages

1	NAMES OF REPORTING PERSONS John J. Cadeddu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 0 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 0 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 92672V 20 4	13G	Page 9 of 12 Pages

Introductory Note: This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons with the Commission in respect of shares of Common Stock (“Common Stock”), of Viggle, Inc., a Delaware corporation (the “Issuer”).

Item 1(a)	Name of Issuer:

Item 1(b)	Address of issuer’s principal executive offices:

Viggle Inc., 902 Broadway, 11th Floor, New York, New York 10010

Items 2(a)	Name of Reporting Persons filing:

DAG Ventures III-QP, L.P. (“DAG III-QP”)

DAG Ventures GP Fund III, LLC (“DAG GP III”)

DAG Ventures III, L.P. (“DAG III”)

DAG Ventures III-A, LLC (“DAG III-A”)

DAG Ventures Management III, LLC (“DAG III LLC”)

R. Thomas Goodrich

John J. Cadeddu

Item 2(b)	Address or principal business office or, if none, residence:

DAG Ventures

251 Lytton Avenue, Suite 200

Palo Alto, California 94301, United States of America

Item 2(c)	Citizenship:

Name	Citizenship or Place of Organization
DAG III-QP	Delaware, United States of America
DAG GP III	Delaware, United States of America
DAG III	Delaware, United States of America
DAG III-A	Delaware, United States of America
DAG III LLC	Delaware, United States of America
R. Thomas Goodrich	United States of America
John J. Cadeddu	United States of America

Item 2(d)	Title of class of securities:

Common Stock

Item 2(e)	CUSIP No.:

92672V 20 4

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filings is a:

Not applicable.

Item 4	Ownership

The following information with respect to the ownership of Common Stock of the Issuer by the Reporting Persons filing this Amendment No. 1 to the statement on Schedule 13G as of December 31, 2014:

CUSIP NO. 92672V 20 4	13G	Page 10 of 12 Pages

Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (1)	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1)
DAG III-QP	0	0	0	0	0	0	0.0%
DAG GP III	0	0	0	0	0	0	0.0%
DAG III	0	0	0	0	0	0	0.0%
DAG III-A	0	0	0	0	0	0	0.0%
DAG III LLC (2)	0	0	0	0	0	0	0.0%
R. Thomas Goodrich (2)	0	0	0	0	0	0	0.0%
John J. Cadeddu (2)	0	0	0	0	0	0	0.0%

(1)	Represents the number of shares of Common Stock currently underlying all Securities held by the Reporting Persons.
(2)	DAG III LLC serves as the general partner of DAG III-QP and DAG III, and serves as the manager of DAG GP III and DAG III-A. As such, DAG III LLC possesses power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III, DAG GP III and DAG III-A and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III, DAG GP III and DAG III-A. Messrs. R. Thomas Goodrich and John J. Cadeddu are Managing Directors of DAG III LLC. As such, Messrs. R. Thomas Goodrich and John J. Cadeddu possess power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III, DAG GP III and DAG III-A and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III, DAG GP III and DAG III-A.

Item 5	Ownership of 5 Percent or Less of a Class

Not applicable.

Item 6	Ownership of More than 5 Percent on Behalf of Another Person

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☒

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8	Identification and Classification of Members of the Group

Not applicable.

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 92672V 20 4	13G	Page 11 of 12 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015

DAG VENTURES III-QP, L.P.
BY:	DAG VENTURES MANAGEMENT III, LLC
ITS:	GENERAL PARTNER

By:	/s/ R. Thomas Goodrich
R. Thomas Goodrich
Managing Director

DAG VENTURES GP FUND III, LLC
BY:	DAG VENTURES MANAGEMENT III, LLC
ITS:	MANAGER

By:	/s/ R. Thomas Goodrich
R. Thomas Goodrich
Managing Director

DAG VENTURES III, L.P.
BY:	DAG VENTURES MANAGEMENT III, LLC
ITS:	GENERAL PARTNER

By:	/s/ R. Thomas Goodrich
R. Thomas Goodrich
Managing Director

DAG VENTURES III-A, LLC
BY:	DAG VENTURES MANAGEMENT III, LLC
ITS:	MANAGER

By:	/s/ R. Thomas Goodrich
R. Thomas Goodrich
Managing Director

DAG VENTURES MANAGEMENT III, LLC

/s/ R. Thomas Goodrich
R. Thomas Goodrich
Managing Director

/s/ R. Thomas Goodrich
R. Thomas Goodrich

/s/ John J. Cadeddu
John J. Cadeddu

Exhibit(s):

Exhibit 99.1:	Joint Filing Statement